OPPENHEIMER CONCENTRATED GROWTH FUND

Supplement dated December 19, 2001 to the

Prospectus dated April 26, 2001

The Prospectus is changed as follows:

1. The section entitled “How the Fund is Managed – Portfolio Managers” on page 8 is deleted and replaced with the following:

Portfolio Managers. The Fund's portfolio is managed by Bruce Bartlett and Edward Amberger. Mr. Bartlett is a Senior Vice President of the Manager and a Vice President of the Fund and serves as an officer and portfolio manager of other Oppenheimer funds. Mr. Amberger is an Assistant Vice President of the Manager and an Assistant Vice President of the Fund. Mr. Bartlett joined the Manager in 1995 and became a Senior Vice President in 1999. Mr. Amberger joined the Manager in 1998 and became an Assistant Vice President in 2001. He was an Assistant Vice President and Senior Analyst at Morgan Stanley Dean Witter & Co. from April 1997 to April 1998, prior to which he was a portfolio manager and research analyst at the Bank of New York from May 1988 to April 1997.

December 19, 2001                                                                                                                                   PS0715.004